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NEWS RELEASE                                FOR FURTHER INFORMATION 214-753-6900

                             FOR IMMEDIATE RELEASE
                          HARKEN ANNOUNCES PARTNER FOR
                               COLOMBIA DRILLING


         Dallas, Texas (October 13, 1995)--Harken Energy Corporation ("Harken") (AMEX: "HEC") announced today the signing of an agreement with Kayne Anderson, a Los Angeles financial manager and investment firm. Under this agreement, Kayne Anderson will acquire a 40% participation in Harken's Rio Negro prospect area in Colombia for $3,500,000.

         In early 1994, Harken obtained an exclusive development and exploration agreement covering the Bocachico Association Contract in the Middle Magdalena Basin in Colombia. Since obtaining these exploration rights, Harken has evaluated past drilling (1960's) on the acreage, reprocessed existing seismic, and acquired new seismic data. Following this analysis, Harken identified approximately 30,000 acres of this 190,000 acre Bocachico Association Contract as the Rio Negro prospect.

         As part of the technical evaluation of the Rio Negro prospect, Harken engaged ResTech, a leading petrophysical firm, to evaluate the reservoir potential of the area. The ResTech report estimated that utilizing modern drilling and completion technology, approximately 200 million barrels of recoverable hydrocarbon potential exists on this Rio Negro prospect.

         The $3.5 million will be utilized by Harken to fund 100% of the estimated costs to drill and evaluate two wells on the Rio Negro prospect. The first well site has been identified (Torcaz #1) and Harken expects to begin preparation of the site and mobilization of a drilling rig upon the receipt of environmental permits, currently estimated to be late November. The second well will be drilled following a production testing and evaluation program on the first well, which could be concluded as early as the second quarter of 1996.

         The agreement further provides that following completion of these two wells, either party, Harken or Kayne Anderson, can elect an option under which Harken will reacquire some portion or all of this participation interest for Preferred Stock.

         Mikel D. Faulkner, Chairman of Harken, had this to say, "I am very pleased to have the Kayne Anderson group as a partner in the development of the Rio Negro prospect. They have an excellent track record of investment performance in the energy industry."

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HARKEN ENERGY CORPORATION ("HARKEN") (AMEX: "HEC") EXPLORES FOR, DEVELOPS AND
PRODUCES OIL AND GAS RESERVES DOMESTICALLY AND INTERNATIONALLY. THE COMPANY CURRENTLY CONTROLS ACREAGE IN COLOMBIA AND OFFSHORE BAHRAIN AND IS ACTIVE IN THE PARADOX BASIN IN UTAH AND THE ONSHORE GULF COAST OF TEXAS.